Exhibit 10.01

PRAXAIR, INC. VARIABLE COMPENSATION PLAN

Amended and Restated, Effective April 24, 2012

Adopted by the Board of Directors: January 22, 2002

And Reflecting All Amendments Through April 24, 2012

2002 PRAXAIR, INC. VARIABLE COMPENSATION PLAN

Section 1: Purpose

The purpose of the Plan is to: (a) provide incentives and rewards to certain employees who are Eligible Officers of the Corporation or who are in a managerial, administrative, professional or policy-making capacity for the Corporation; (b) assist the Corporation in attracting, retaining, and motivating employees of high caliber and experience; and (c) make the Corporation’s compensation program competitive with those of other major employers.

Section 2: Definitions

2.1 “Beneficiary” shall mean a Participant’s deemed beneficiary pursuant to Section 8 hereof.

2.2 “Board” shall mean the Board of Directors of Praxair, Inc.

2.3 “Chief Executive Officer” or “CEO” shall mean the Chief Executive Officer of Praxair, Inc.

2.4 “Committee” shall mean the Compensation and Management Development Committee of the Board.

2.5 “Corporation” shall mean Praxair, Inc. and such of its subsidiary companies as shall be designated by the Board to participate in the Plan.

2.6 “Department” shall mean the Corporate Human Resources Department of Praxair, Inc.

2.7 “Eligible Officer” shall mean an individual who, for all or any portion of the Plan Year, was an officer of Praxair, Inc. who is elected, or a Vice President of the Corporation appointed by the Board.

2.8 “Eligible Position” shall mean (i) a position as an Eligible Officer, or (ii) another position in the Corporation in which an employee acts in a managerial, administrative, professional or policy-making capacity and which the Committee designates as an Eligible Position pursuant to Section 4.

2.9 “Participant” shall mean an employee of the Corporation who occupies an Eligible Position.

2.10 “Plan” shall mean this Praxair, Inc. Variable Compensation Plan, as may be amended from time to time.

2.11 “Plan Year” shall mean the calendar year, or part thereof in the event the Plan is in effect only for part of a calendar year.

2.12 “Savings Program” shall mean either the Praxair Retirement Savings Plan or the Praxair Distribution, Inc. 401(k) Retirement Plan, as applicable to the Participant.

2.13 “Variable Compensation Payment” shall mean the amount of the annual payment, if any, under the Plan determined in accordance with procedures authorized by the Committee to be payable to a Participant for a Plan Year. Notwithstanding any provision in this Plan or such Committee-authorized procedures to the contrary, in determining the amount of a Participant’s Variable Compensation Payment for a Plan Year, if any, the Committee (with regard to any Eligible Officer) and the Department (with regard to all other Participants) shall have the discretion to reduce such payment to any amount, including zero, prior to the payment date of such Variable Compensation Payment. The Variable Compensation Payment payable to a Participant for a Plan Year, if any, is determined in accordance with guidelines established with respect to such Plan Year by the Committee and the Department. A Participant’s selection to receive a Variable Compensation Payment for a Plan Year shall in no way entitle him or her to receive, or otherwise obligate the Corporation, the Committee or the Department to award such Participant, any additional Variable Compensation Payments with respect to any future Plan Year.

Section 3: Administration

3.1 The Plan shall be administered by the Committee, who shall have full power and authority to construe and interpret the Plan, establish and amend administrative regulations to further the purpose of the Plan, select or authorize the selection criteria of Participants, authorize Variable Compensation Payments, and take any other action necessary to administer the Plan. The Committee’s decisions, actions, and interpretations regarding the Plan shall be final and binding upon all Participants and Beneficiaries.

3.2 The Department shall: (i) formulate and recommend to the Committee such changes in the Plan as may facilitate the administration of the Plan; (ii) maintain records of Variable Compensation Payments; (iii) prepare communications to Participants; (iv) prepare reports and data required by the Corporation and government agencies; (v) obtain necessary consents and approvals by government agencies; (vi) obtain any data requested by the Committee; and (vii) take such other actions requested by the Committee as are necessary for effective implementation of the Plan.

Section 4: Participation Data

4.1 On or before March 1 of a Plan Year, the Department shall prepare and submit to the Committee: (i) “List A”, which shall set forth the name and job title of each Eligible Officer who is also an executive officer subject to the Section 16 reporting requirements under the Securities Exchange Act of 1934, and each person occupying any other position designated by the Committee; (ii) a summary of the estimated Variable Compensation Payments for such Plan Year for all Eligible Positions; and (iii) such other information as the Committee shall request.

4.2 All Eligible Positions included in the material prepared pursuant to Section 4.1(ii) must be approved by the CEO. With the appropriate approval of the Committee, Eligible Officers may be added throughout the Plan Year.

Section 5: Variable Compensation Payments

5.1 All Variable Compensation Payments shall be payable in cash.

5.2 The Committee may determine in any Plan Year that awards for certain Eligible Officers designated by the Committee shall be determined in accordance with the procedures, and subject to the limitations for Annual Performance Awards set forth in the Praxair, Inc. Plan For Determining Performance-based Awards under Section 162(m), or any successor thereto.

Section 6: Payment of Variable Compensation Payments

6.1 The Committee shall authorize Variable Compensation Payments for a Plan Year, if any, to be made on or before March 15 following the end of such Plan Year.

6.2 All Variable Compensation Payments shall be made subject to the terms and conditions of any (i) claw back, recapture or other similar policy as may be approved by the Board from time to time, and (ii) nondisclosure, nonsolicitation and noncompetition agreement between the Participant and the Corporation.

Section 7: Termination of Employment

7.1 If a Participant’s employment with the Corporation is terminated during a Plan Year for any reason, the Committee (with respect to any Eligible Officers), and the Department (with regard to all other Participants) shall determine in its sole discretion whether the Participant shall be entitled to a Variable Compensation Payment for such Plan Year and the amount of any such Variable Compensation Payment.

Section 8: Beneficiary Designation

8.1 The beneficiary or beneficiaries designated by the Participant or deemed to have been designated by the Participant under the Savings Program shall be deemed to be the Participant’s Beneficiary. If a Participant does not participate in the Savings Program or if a Participant does participate in the Savings Program and has not designated or been deemed to have designated a beneficiary thereunder, and such Participant dies without designating a

Beneficiary, then the Variable Compensation Payment shall be distributed to the Participant’s estate. If a Beneficiary does not survive the Participant, then the Participant’s Variable Compensation Payment shall be distributed to the Participant’s estate. If the Beneficiary of a deceased Participant survives the Participant, and dies before such Participant’s Variable Compensation Payment is distributed, then such Variable Compensation Payment shall be distributed to the Beneficiary’s estate.

Section 9: General Provisions

9.1 A Participant may not assign a Variable Compensation Payment. Any attempted assignment shall be null and void. For purposes of this paragraph, any designation of, or payment to, a Beneficiary shall not be deemed an assignment.

9.2 The Plan is intended to constitute an unfunded incentive compensation arrangement for a select group of key management. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive a Variable Compensation Payment shall be no greater than the right of an unsecured general creditor of the Corporation. All Variable Compensation Payments shall be paid from the general funds of the Corporation, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Variable Compensation Payments.

9.3 Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Corporation, or affect the right of the Corporation to discharge a Participant.

9.4 The Plan shall be construed and governed in accordance with the laws of the State of Connecticut.

Section 10: Amendment, Suspension, or Termination

10.1 The Board reserves the right to amend, suspend, or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants or Beneficiaries to receive Variable Compensation Payments granted prior to such action.

Section 11: Effective Date and Duration of Plan

The Plan shall be effective beginning as of January 1, 2002 and shall continue in effect until terminated in accordance with Section 10.1.

PRAXAIR, INC.

By:	/s/ Sally Savoia
Sally Savoia
Vice President, Human Resources

Date:	April 24, 2012

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